Exhibit 15.3

Our ref	RDS/300744-0000002/8140319v1
Direct tel	+852 2971 3046
Email	richard.spooner@maplesandcalder.com

SINA Corporation

37F, Jin Mao Tower
88 Century  Boulevard, Pudong
Shanghai 200121
People’s Republic of China

29 April 2015

Dear Sirs

SINA Corporation

We have acted as legal advisers as to the laws of the Cayman Islands to SINA Corporation, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2014 (the “Annual Report”).

We hereby consent to the reference to our firm under the headings “Item 10 Additional Information—E. Taxation—Cayman Islands Taxation” and “Item 16G. Corporate Governance” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (No. 333-36246, No. 333-47720, No. 333-107359, No. 333-129460, No. 333-144890 and No. 333-169201).

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder